Exhibit 99.1

INVESTOR DISCLOSURE

SUMMARY

The following summary highlights selected information about us. Additional information is included in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes, in our Annual Report on form 10-K for the year ended December 31, 2012.

In this offering memorandum, unless otherwise indicated or the context requires otherwise, the terms “we,” “our,” “us” and the “Company” refer to Coinstar, Inc. and its consolidated subsidiaries.

Our Company

We are a leading provider of automated retail solutions offering convenient products and services that benefit consumers and drive incremental traffic and revenue for retailers. Our core offerings are our Redbox business, where consumers can rent or purchase movies and video games from self-service kiosks (“Redbox” segment), and our Coin business, where consumers can convert their coins to cash or stored value products at self-service coin counting kiosks (“Coin” segment). Within our New Ventures business, we identify, evaluate, build and develop innovative new self-service concepts in the automated retail space (“New Ventures” segment). Our products and services can be found at 64,000 kiosks in leading supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants.

Redbox has the leading share in its market in the U.S., and Coin is the only multi-national, fully automated network of self-service coin-counting kiosks with locations across the U.S., Canada, Puerto Rico, Ireland, and the United Kingdom. We aim to leverage our core competencies in the automated retail space to provide consumers with convenience, value, and simplicity and to help retailers drive incremental traffic and revenues. We have successfully built strong consumer relationships by providing valuable self-service products and services in convenient locations. With retailers, we have built strong relationships by providing profitable turnkey solutions that complement their businesses without significant outlays of time or financial resources. As we continue to focus on growing our core businesses, we strive to develop innovative new concepts in the automated retail space through organic growth and external investment.

Over the past three fiscal years, we have experienced significant growth, increasing revenues from $1.4 billion in 2010 to $2.2 billion in 2012 and Core adjusted EBITDA from continuing operations (“Core EBITDA”) from $286.6 million in 2010 to $469.7 million in 2012. Since year-end 2010, we installed 13,500 Redbox and 1,400 Coin net new kiosks while increasing revenue per rental and average transaction size, respectively. For a reconciliation of Core EBITDA (which is a non-GAAP financial measure) to income from continuing operations, see footnote 7 to “—Summary Consolidated Financial Information.”

Our Business Segments

Redbox

We operate approximately 43,700 Redbox® kiosks, in 35,800 locations, where consumers can rent or purchase movies and video games and, in select markets, purchase tickets for events. Our Redbox kiosks are available in every state in the U.S., Puerto Rico, and Canada, and are installed primarily at leading grocery stores, mass retailers, drug stores, restaurants, and convenience stores, including Walgreens, Walmart, and McDonalds.

Our Redbox kiosks supply the functionality of a traditional video rental store, yet typically occupy an area of less than ten square feet. Consumers use a touch screen to select their titles, swipe a valid credit or debit card, and receive their discs. Our consumers can rent a movie or video game from one location and conveniently return their rental to any of our Redbox locations. Additionally, our consumers may reserve a movie or video game online or via a smart phone application and pick it up at the selected Redbox location. The process is designed to be convenient, efficient, and fully automated.

We generate revenue primarily through fees charged to rent or purchase a movie or video game, and we pay retailers a percentage of the revenue at the Redbox kiosks installed at their locations. Our content library consists of movies, including new-release DVDs and Blu-ray Discs®, and video games available for rental or purchase. We obtain our movie and video game content through revenue sharing agreements and license agreements with studios and game publishers, including Paramount Home Entertainment, Inc., Universal Studios Home Entertainment, LLC, 20th Century Fox Home Entertainment, LLC, Warner Home Video, Lionsgate Films, Inc., Summit, SPHE Scan Based Trading Corporation (“Sony”), and Anchor Bay, as well as through distributors and other suppliers. Our goal is to achieve satisfactory availability rates to meet consumer demand while also maximizing our margins.

In February 2012, we entered into a joint venture, Redbox InstantTM by Verizon, with Verizon Communications (“Verizon”) to provide consumers a nationwide “over-the-top” video distribution service delivered via broadband networks combined with physical DVD and Blu-ray discs from our kiosks. Redbox Instant by Verizon launched its beta product to consumers in December 2012 and we expect it to be available to the general public by the end of March 2013. Redbox has a 35% ownership interest in Redbox Instant by Verizon.

Coin

We are the only multi-national, fully automated network of self-service coin-counting kiosks with locations across the U.S., Canada, Puerto Rico, Ireland, and the United Kingdom. We own and operate approximately 20,300 Coinstar® coin-counting kiosks (approximately 17,300 of which offer a variety of stored value products to consumers), where we provide a convenient service to leading retailers, such as Kroger and Walmart. Consumers feed loose change into the kiosks, which count the change and dispense vouchers or issue stored value products, such as gift cards or e-certificates, at the consumer’s election.

We generate revenue through transaction fees from our consumers and product partners and we pay the retailers a percentage of revenue generated at the kiosks installed at their locations. Each voucher lists the dollar value of coins counted, less our transaction fee. When consumers elect to have a stored value product issued, the transaction fee normally charged to the consumer is charged instead to the card issuers, such as Amazon and iTunes.

New Ventures

Within New Ventures, we identify, evaluate, build and develop innovative self-service concepts in the market place. New Ventures consists primarily of our coffee, refurbished electronics, and photo self-service initiatives. We generate revenues primarily through fees charged for products and services offered to consumers in selected markets where we test new business initiatives.

The chart below illustrates our revenues by business segment for the fiscal year ended December 31, 2012.

Revenues ($ in millions)

Our Markets

Redbox

Redbox competes in the home video rental market, which we define to include rental kiosks, brick and mortar stores (e.g., Blockbuster), mail delivery and online digital providers (e.g., Netflix), and other online content providers (e.g., iTunes and Amazon) and to exclude video on demand multi-channel video providers (e.g., Comcast, DIRECTV).

Since 2009, revenues from the home video rental market have grown at a 6.4% compounded annual growth rate “CAGR”), reaching $7.8 billion in 2012, according to SNL Kagan. Redbox’s kiosk rentals have been one of the primary drivers for this growth due to consumer demand for convenience and value. Kiosk rentals comprised approximately 29.5% of these home video rental revenues in 2012 compared to approximately 13.8% in 2009. The chart below illustrates estimated revenue growth in this home video rental market from 2009 to 2016.

Home Video Rental Market Revenues(1)

($ in billions)

Source: SNL Kagan.

(1)	Excludes video on demand multi-channel video providers (e.g., Comcast, DIRECTV).
(2)	Includes brick and mortar rental and disc subscriptions.

The home video rental market revenues are expected to grow at a 4.8% CAGR from 2012 to 2016, to $9.4 billion. Although consumer preferences are expected to shift from physical discs to digital delivery over time, kiosk rental revenues are expected to increase in the near term and then stabilize at $2.8 billion in 2015 and 2016. We believe the kiosk rental market is well positioned to remain as a low cost, high quality alternative to digital rentals and subscriptions.

Coin

Our Coin business competes in what we define as the money sector which includes a subset of fee-based financial services as well as select e-commerce and gift card exchange product offerings. We believe there are substantial opportunities to increase our revenue within the money sector.

Our Competitive Strengths

We believe the following competitive strengths differentiate Coinstar from our competitors and position us for success within our markets:

Scale player with strong market share. Coinstar’s products and services can be found at 64,000 kiosks in leading supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants. Redbox is the leading provider of physical DVD and Blu-ray rentals in the U.S., with over 45% market share in the fourth quarter of 2012, an 18 percentage point increase from the fourth quarter of 2010, according to NPD Videowatch. We believe that nearly 70% of the U.S. population is within five minutes of a Redbox kiosk. Our Coin business has 20,300 coin-counting kiosks throughout the U.S., Canada, U.K., and Ireland and processed in excess of $3 billion in coin in 2012.

Iconic brands and large base of loyal consumers. We believe our core brands, Redbox and Coinstar, are each the most recognized brand in its respective market. According to a BrandIndex analysis of net promoter scores in 2013, the Redbox brand generated a net promoter score of 86%, which exceeded those received by companies such as eBay, Netflix and Apple. Our Redbox segment has a large and growing consumer base with over 39 million active unique credit and debit card users in the fourth quarter of 2012, our highest level ever, and we maintain weekly email and SMS text communication with more than 25 million Redbox consumers. Established in 1992, Coinstar has counted over 585 billion coins with over $33.6 billion in value. Our Coin business processed over $3 billion in coin through 77 million transactions with over 45 million consumers in 2012.

Deep and long-standing relationships with top retailers. We have developed partnerships with a broad base of the leading supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants in the U.S. We help retailers optimize underutilized space with automated retail kiosks that fulfill consumer demand, drive incremental traffic, and provide some of the highest-profit per square foot in a store. We have long-standing relationships with top retailers such as Walmart, Walgreens, Kroger, McDonald’s, and 7-11.

Robust financial performance, with consistent free cash flow generation. Over the past three fiscal years, our Core EBITDA increased by 63.9% to $469.7 million, and our Core EBITDA margins increased 138 basis points to 21.3%. During this period, the Coin business provided a steady contribution to Core EBITDA, while Redbox was the primary driver of Core EBITDA growth. In addition, during these three years, we generated $627.9 million in cumulative free cash flow from continuing operations, of which $255.9 million was generated in 2012. We conduct thorough market analysis prior to new kiosks being manufactured and deployed and as a result we have been generally able to achieve rapid return on our capital expenditures. On average, our Redbox and Coin kiosks become operating cash flow positive within 6 and 3 months of installation, respectively, and achieve cumulative free cash flow break even within 24 and 32 months, respectively. After installation, our kiosks have had relatively low maintenance capital expenditures. For reconciliations of Core EBITDA and free cash flow from continuing operations, see footnotes 5 and 7 to “—Summary Consolidated Financial Information.”

Our Business Strategies

We believe we have significant opportunities to continue to grow our revenues, profitability and cash flow by capitalizing on our strengths and favorable industry trends through the execution of the following strategies:

Continue growing our Redbox business profitably. We believe we will continue to profitably grow Redbox as our newly installed Redbox kiosks continue to become established in their respective location. In addition, we believe there are a number of other ways Redbox will continue to grow profitability including through the distribution of more Blu-ray discs. Blu-ray revenue represented 12.4% of Redbox revenue in the fourth quarter of 2012, nearly double the percentage in the fourth quarter of 2011. Blu-ray is a key focus for future growth as we continue to increase the rental mix of Blu-ray discs in 2013, shifting rentals to this higher revenue, $1.50 per night, and higher margin dollar format. Not only does Blu-ray provide a strong financial benefit to our business, but it also offers consumers a better viewing experience due to superior picture and sound quality compared to other home video rental formats (including digital). Further, we continue to invest in other analytic tools that will enable Redbox to offer better consumer experiences, such as personalized recommendations for the latest new releases as well as older content that a consumer may have missed.

Leverage our existing platforms to drive new revenue opportunities. We believe that our extensive Redbox and Coin networks lend themselves to additional revenue opportunities with limited incremental investments. For example, in 2011, we launched video game rentals at our Redbox kiosks nationwide, which has helped increase net kiosk revenue per rental and attracted a new set of consumers to Redbox. Additionally, we recently introduced Redbox TicketsTM in select markets to address high ticketing fees and lack of local awareness in the live event ticketing market. We believe our existing kiosk footprint and consumer relationships provide an opportunity for us to give consumers better access to event tickets at affordable prices. Also, our Coin business recently introduced an offering with PayPal allowing consumers to load money into or withdraw money from their PayPal accounts. We believe this offering allows us to leverage our existing Coin network to give consumers access to e-payment alternatives. Further, we continue to expand our fee free options at our Coin kiosks by offering a broader selection of retailer gift cards.

Develop and expand Redbox Instant by Verizon. In 2012, we entered into the Redbox Instant by Verizon joint venture to provide consumers with a nationwide “over-the-top” video distribution service that also offers rental of physical DVD and Blu-ray discs from Redbox kiosks. Redbox Instant by Verizon, of which we are a 35% owner, launched its beta product to consumers in December 2012 and we expect it to be available to the general public by the end of March 2013. We believe Redbox Instant by Verizon provides consumers with a unique and compelling value proposition that combines new release physical and curated digital content. Although we believe that physical DVD rentals will remain a popular content choice with consumers for the foreseeable future, we are committed to addressing the changing needs and preferences of our consumers. Due to the variable cost structure of Redbox Instant by Verizon’s content arrangements and the joint venture’s current plans, we do not presently anticipate significant funding requirements by us after this year. However, we believe there is considerable opportunity for us to grow our consumer base, increase frequency of kiosk use, and achieve strong financial returns from our investment in this joint venture, including through our sale of kiosk rental nights to Redbox Instant by Verizon and potential receipt of future dividend distributions if available under the joint venture’s mandatory cash distribution plan.

Optimize revenues from our existing Redbox and Coin kiosk offerings. While we have substantially completed the build out of our Redbox and Coin networks in the U.S., we believe we can improve financial performance through kiosk optimization. We will continue to focus on finding attractive locations for our kiosks, including through redeployment of underperforming kiosks to lower kiosk density or higher consumer traffic areas. In addition, Redbox is retrofitting a significant percentage of its existing kiosks with an additional carousel. This increased capacity will enable Redbox to retain discs in the kiosks longer without a material increase in product cost thereby allowing us to provide greater title selection and copy depth to generate incremental rentals. We also continuously improve our proprietary algorithms allowing Redbox to more accurately predict daily film availability and demand at individual kiosk locations.

Use our expertise to continue to develop innovative automated retail solutions. Through Redbox and Coin, we have demonstrated our ability to profitably scale automated retail solutions. We are leveraging those core competencies to identify and develop new automated retail concepts. For example, we have developed RubiTM, a self-service coffee kiosk, which is in nearly 100 locations. In 2012, we announced an exclusive five-year agreement to roll out Rubi kiosks in the grocery, drug, and mass merchant retail channels, featuring Seattle’s Best Coffee® beverages, and expect this roll out to accelerate in 2013. In addition, we continue to invest in additional self-service concepts, including AlulaTM, a gift card exchange business, which is in 54 locations.

Our Corporate Information

We were incorporated on October 12, 1993 under the laws of the State of Delaware. Our principal executive offices are located at 1800 114th Avenue SE, Bellevue, Washington 98004 and our telephone number is (425) 943-8000. Our website is http://www.coinstarinc.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this offering memorandum and does not constitute a part of this offering memorandum, and you should not rely on this information.

Summary Consolidated Financial Information

The following tables set forth summary consolidated financial information of Coinstar as of and for the years ended December 31, 2012, 2011 and 2010. The summary consolidated financial information of Coinstar as of and for the years ended December 31, 2012, 2011 and 2010 is derived from the audited consolidated financial statements of Coinstar, and is qualified in its entirety by reference to the historical consolidated financial statements of Coinstar and the accompanying notes, in our Annual Report on Form 10-K for the year ended December 31, 2012, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” also included therein.

	Fiscal Year Ended December 31,
	2012	2011	2010
	(in thousands)
Statement of Operations Data:
Revenues:
Redbox	$1,908,773	$1,561,598	$1,159,709
Coin	290,761	282,382	275,982
New Ventures	2,509	1,392	730

Total revenues	$2,202,043	$1,845,372	$1,436,421

Expenses:
Direct operating(1)	1,502,977	1,283,351	1,000,941
Marketing	27,635	29,004	23,836
Research and development	13,913	11,557	7,437
General and administrative	210,235	163,357	128,629
Depreciation and other(1)	179,147	145,478	123,687
Amortization of intangible assets	5,378	2,740	3,305
Litigation settlement	—	—	5,379

Total expenses	$1,939,285	$1,635,487	$1,293,214

Operating income	$ 262,758	$ 209,885	$ 143,207

Other income (expense):
Income (loss) from equity method investments, net	$ (5,184)	$ (1,591)	—
Interest expense, net	(15,648)	(23,822)	(34,705)
Other, net	(180)	256	424

Total other income (expense)	$ (21,012)	$ (25,157)	$ (34,281)

Income from continuing operations before income taxes	$ 241,746	$ 184,728	$ 108,926
Income tax expense	(91,516)	(69,777)	(43,032)
Income from continuing operations	150,230	114,951	65,894
Loss from discontinued operations, net of tax	—	(11,068)	(14,886)

Net income	$ 150,230	$ 103,883	$ 51,008

	Fiscal Year Ended December 31,
	2012	2011	2010
	(in thousands, except kiosk numbers, same store sales growth, net revenue per rental, transaction size, and ratio data)
Balance Sheet Data (end of period):
Cash and cash equivalents(2)	$282,894	$341,855	$183,416
Total assets	1,561,725	1,450,837	1,265,598
Total debt(3)	361,549	374,147	352,537
Total stockholders’ equity(4)	549,088	513,902	426,009

Cash Flow Data:
Net cash flows from operating activities from continuing operations(6)	$463,906	$406,516	$315,619
Net cash flows from investing activities from continuing operations	(346,650)	(175,233)	(143,087)
Net cash flows from financing activities from continuing operations	(177,297)	(69,390)	(122,046)
Free cash flows from continuing operations(5)(6)	255,852	227,280	144,772
Capital expenditures	(208,054)	(179,236)	(170,847)

Other Financial Data:
Core adjusted EBITDA from continuing operations(7)	$469,700	$376,173	$286,639

Redbox Segment Operating Data:
Segment operating income	$386,753	$284,932	$190,850
Ending number of kiosks(8)	43,700	35,400	30,200
Same store sales growth	10.2%	18.3%	13.0%
Total kiosk rentals(8)	739,761	686,006	534,518
Net kiosk revenue per rental(8)	$2.55	$2.28	$2.16

Coin Segment Operating Data:
Segment operating income	$99,261	$100,966	$96,317
Ending number of kiosks	20,300	20,200	18,900
Same store sales growth (decline)	(0.1)%	2.1%	6.7%
Total transactions	76,954	75,552	76,164
Average transaction size	$39.30	$38.78	$37.80

(1)	“Direct operating” excludes depreciation and other of $127.2 million, $121.2 million, and $110.0 million for 2012, 2011, and 2010, respectively.
(2)	Cash and cash equivalents includes $91.8 million, $82.0 million, and $72.5 million for 2012, 2011, and 2010, respectively, that we identified as required to fulfill our accrued daily voucher reimbursement payable to our retail partners in relation to our Coin kiosks.
(3)	Total debt includes capital lease obligations, revolving line of credit, Term Loan, convertible debt (valued at book value of $172.8 million), and callable convertible debt. The difference between the book value of the convertible debt and the aggregate outstanding principal of our convertible notes outstanding is included in stockholders’ equity due to the accounting treatment of the equity component of such convertible notes.
(4)	Includes $12.2 million, $20.3 million, and $26.9 million for 2012, 2011, and 2010, respectively, of the equity component of our convertible notes.
(5)	Our non-GAAP financial measure free cash flow from continuing operations is defined as net cash provided by operating activities from continuing operations after capital expenditures. We believe free cash flow from continuing operations is an important non-GAAP financial measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. The table below provides a reconciliation of net cash provided by operating activities from continuing operations, the most comparable GAAP financial measure, to free cash flow from continuing operations:

	Year Ended December 31,
Dollars in thousands	2012	2011	2010
Net cash provided by operating activities	$463,906	$406,516	$315,619
Purchase of property and equipment	(208,054)	(179,236)	(170,847)

Free cash flow from continuing operations	$255,852	$227,280	$144,772

(6)	In fiscal year 2012, we paid only $9.2 million in cash taxes due in part to the utilization of net operating loss carryforwards. We expect to exhaust our net operating loss carryforwards in fiscal year 2013. Excluding the favorable impact on cash outflows due to the utilization of these net operating loss carryforwards, we would have had to pay approximately $61.1 million in cash taxes in fiscal year 2012. Accordingly, if we remain profitable, our tax obligations for future periods are expected to be significantly higher, which would reduce our free cash flows.
(7)	Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings before depreciation, amortization, and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments (as described below). We distinguish our core activities, those associated with our primary operations, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not control. Our non-core adjustments include: (1) deal fees primarily related to the NCR asset acquisition which closed in 2012; (2) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control; and (3) a gain on the grant of a license to use certain Redbox trademarks to Redbox Instant by Verizon (the “Non-Core Adjustments”). We believe investors should consider our core results, including core adjusted EBITDA, because they are more indicative of our ongoing performance and trends and are more consistent with how management evaluates our operating results and trends.

A reconciliation of core adjusted EBITDA from continuing operations to income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Year Ended December 31,
Dollars in thousands	2012	2011	2010
Income from continuing operations	$150,230	$114,951	$65,894
Depreciation, amortization, and other	184,525	148,218	126,992
Interest expense, net	15,648	23,822	34,705
Income taxes	91,516	69,777	43,032
Share-based payments expense(a)	19,362	16,211	16,016

Adjusted EBITDA from continuing operations	461,281	372,979	286,639
Non-Core Adjustments:
Deal fees	3,235	1,603	—
Loss from equity method investments	24,684	1,591	—
Gain on formation of Redbox Instant by Verizon	(19,500)	—	—

Core adjusted EBITDA from continuing operations	$469,700	$376,173	$286,639

(a)	Includes non-cash share-based compensation for executives, non-employee directors, and employees as well as share-based payments for content arrangements.

(8)	Excludes kiosks and the impact of kiosks acquired as part of the NCR asset acquisition, which closed in 2012. As part of the NCR asset acquisition, we acquired approximately 6,200 active kiosks. As of December 31, 2012, we had replaced 2,700 of these kiosks with Redbox kiosks and removed but had not replaced 1,600 more. As a result, there were approximately 1,900 of these kiosks still in service as of December 31, 2012. As of December 31, 2012, kiosks acquired as part of the NCR asset acquisition generated revenue of approximately $22.0 million from 7.4 million rentals from the June 22, 2012 acquisition date.